Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T (617) 588-5555
F (617) 588-5554
www.vcel.com

Vericel Reports First Quarter 2022 Financial Results
First Quarter Total Net Revenue of $36.1 Million
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., May 4, 2022 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights
•Total net revenue of $36.1 million, compared to $34.6 million in the first quarter of 2021
•MACI® net revenue of $26.0 million, Epicel® net revenue of $9.9 million, and NexoBrid® revenue of $0.2 million related to the U.S. Biomedical Advanced Research and Development Authority (“BARDA”) procurement for emergency response preparedness
•Gross margin of 65%, compared to 66% in the first quarter of 2021
•Net loss of $7.1 million, or $0.15 per share, compared to $3.3 million, or $0.07 per share, in the first quarter of 2021
•Non-GAAP adjusted EBITDA of $3.2 million, compared to $4.6 million in the first quarter of 2021
•Operating cash flow of $3.5 million
•As of March 31, 2022, the Company had approximately $130 million in cash, restricted cash and investments, and no debt

Business Highlights and Updates
•Double-digit growth in surgeons taking MACI biopsies compared to the first quarter of 2021, with the second highest monthly biopsies in March 2022 since the launch of MACI
•Growth of more than 20% in burn centers treating patients and taking Epicel biopsies compared to the first quarter of 2021, with a record monthly high in Epicel biopsies in March 2022
•Remain on track for a planned mid-year 2022 resubmission of the NexoBrid Biologics License Application to the FDA, and

Exhibit 99.1
•Expanded the Company’s commercial leadership team with the appointment of Mike Gilligan as Vice President, MACI National Sales

“The Company executed well in the first quarter and we remain on track to deliver another year of significant revenue growth, margin expansion, and operating cash flow driven by continued strong results for both MACI and Epicel,” said Nick Colangelo, President and CEO of Vericel. “We also continue to advance important regulatory and clinical programs across both our sports medicine and burn care franchises as we remain on track for a mid-year resubmission of the NexoBrid BLA and for planned discussions with the FDA to review both the MACI arthroscopic and ankle development programs, initiatives that we believe will support continued strong growth in the years ahead.”

2022 Financial Guidance
The Company reaffirmed financial guidance for full-year 2022
•Total net revenue for 2022 expected to be in the range of $178 to $189 million
◦MACI revenue expected to be in the range of $132 to $141 million
◦Epicel revenue expected to be in the range of $45.5 to $47.5 million
•Gross margin expected to be approximately 70%
•Adjusted EBITDA margin expected to be approximately 21%

First Quarter 2022 Results
Total net revenue for the quarter ended March 31, 2022 increased 4% to $36.1 million, compared to $34.6 million in the first quarter of 2021. Total net product revenue for the quarter increased 7% and included $26.0 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue and $9.9 million of Epicel (cultured epidermal autografts) net revenue, compared to $23.8 million of MACI net revenue and $9.8 million of Epicel net revenue, respectively, in the first quarter of 2021. Total net revenue for the quarter also included $0.2 million of revenue related to the procurement of NexoBrid (concentrate of proteolytic enzymes enriched in bromelain) by BARDA for emergency response preparedness, compared to $0.9 million in the first quarter of 2021.

Gross profit for the quarter ended March 31, 2022 was $23.5 million, or 65% of net revenue, compared to $23.0 million, or 66% of net revenue, for the first quarter of 2021.

Total operating expenses for the quarter ended March 31, 2022 were $30.7 million, compared to $26.3 million for the same period in 2021. The increase in operating expenses was primarily due to higher stock-based compensation expense.

Net loss for the quarter ended March 31, 2022 was $7.1 million, or $0.15 per share, compared to a net loss of $3.3 million, or $0.07 per share, for the first quarter of 2021.

Exhibit 99.1
Non-GAAP adjusted EBITDA for the quarter ended March 31, 2022 was $3.2 million, or 9% of net revenue, compared to $4.6 million, or 13% of net revenue, for the first quarter of 2021. A table reconciling non-GAAP measures is included in this press release for reference.

As of March 31, 2022, the Company had approximately $130 million in cash, restricted cash and investments, and no debt.

Conference Call Information
Today’s conference call will be available live at 8:30am Eastern Time and can be accessed through the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. A slide presentation with highlights from today’s conference call will be available on the webcast and in the Investor Relations section of the Vericel website. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software, if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation’s first quarter 2022 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.

If you are unable to participate in the live call, the webcast will be available at
http://investors.vcel.com/events-presentations until May 4, 2023. The conference ID is 7195435.

About Vericel Corporation
Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The Company markets two cell therapy products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns greater than or equal to 30% of total body surface area. The Company also holds an exclusive license for North American rights to NexoBrid, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the Company’s website at www.vcel.com.

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in the release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP

Exhibit 99.1
financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. (MediWound) and is used under license to Vericel Corporation. © 2022 Vericel Corporation. All rights reserved.

Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI and Epicel, growth in profit, gross margins and operating margins, the ability to achieve or sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing of the resubmission to the Food & Drug Administration (FDA) of a Biologics License Application (BLA) for NexoBrid seeking approval for the treatment of severe burns in the United States following MediWound’s receipt of a complete response letter on June 28, 2021, timing or likelihood of approval by the FDA of the NexoBrid BLA resubmission, the estimate of the commercial growth potential of our products and product candidates, availability of funding from BARDA under its agreement with MediWound for use in connection with NexoBrid development activities, competitive developments, changes in third-party coverage and reimbursement, our ability to supply or meet customer demand for our products, and the ongoing impacts of the COVID-19 pandemic on our business or the economy generally.

With respect to COVID-19, we are currently unable to predict whether a future resurgence of COVID-19 infections will result in future restrictions on the performance of elective surgical procedures or affect the availability of physicians and/or their treatment prioritizations, cause healthcare facility staffing shortages, effect the willingness or ability of patients to seek treatment, or heighten the impact of the pandemic on the overall healthcare infrastructure.

Exhibit 99.1
Other disruptions or potential disruptions include restrictions on the ability of Company personnel to travel and access customers for training, promotion and case support, delays in product development efforts, and additional government-imposed quarantines or other incremental mitigation efforts or initiatives that may impact our ability to source supplies for our operations or our ability or capacity to manufacture, sell and support the use of our products. With respect to NexoBrid, the COVID-19 pandemic may impact the FDA’s response times to future regulatory submissions, its ability to monitor our clinical trials, and/or conduct necessary reviews or inspections of manufacturing facilities involved in the production of NexoBrid, any or all of which may result in timelines being materially delayed, which could affect the development and ultimate commercialization of NexoBrid. The total impact of these disruptions could have a material impact on the Company’s financial condition, cash flows and results of operations.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (SEC) on February 24, 2022, Vericel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 4, 2022, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

Media Contact:
Julie Downs
jdowns@vcel.com

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Product sales, net	$35,852	$33,627
Other revenue	222	941
Total revenue	36,074	34,568
Cost of product sales	12,622	11,583
Gross profit	23,452	22,985
Research and development	4,860	3,630
Selling, general and administrative	25,865	22,660
Total operating expenses	30,725	26,290
Loss from operations	(7,273)	(3,305)
Other income (expense):
Interest income	88	76
Interest expense	(18)	(1)
Other income	112	84
Total other income	182	159
Loss before income taxes	(7,091)	(3,146)
Income tax expense	—	143
Net loss	$(7,091)	$(3,289)
Net loss per common share:
Basic	$(0.15)	$(0.07)
Diluted	$(0.15)	$(0.07)
Weighted-average common shares outstanding:
Basic	46,985	45,984
Diluted	46,985	45,984

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF REPORTED NET LOSS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE)
(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss	$(7,091)	$(3,289)
Stock-based compensation expense	9,531	7,019
Depreciation and amortization	873	811
Net interest income	(70)	(75)
Income tax expense	—	143
Adjusted EBITDA (Non-GAAP)	$3,243	$4,609

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$55,659	$68,330
Short-term investments	44,888	35,068
Accounts receivable (net of allowance for doubtful accounts of $40 and $40, respectively)	31,855	37,437
Inventory	14,385	13,381
Other current assets	5,093	4,246
Total current assets	151,880	158,462
Property and equipment, net	14,451	13,308
Restricted cash	6,184	211
Right-of-use assets	44,653	45,720
Long-term investments	22,803	25,687
Other long-term assets	317	317
Total assets	$240,288	$243,705
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,750	$9,016
Accrued expenses	10,793	14,045
Current portion of operating lease liabilities	3,147	2,950
Other current liabilities	41	41
Total current liabilities	21,731	26,052
Operating lease liabilities	46,053	47,147
Other long-term liabilities	19	44
Total liabilities	$67,803	$73,243
Total shareholders’ equity	172,485	170,462
Total liabilities and shareholders’ equity	$240,288	$243,705